                                 THIRD AMENDMENT

                                     OF THE

                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             JAMES RIVER GROUP, INC

James River Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the
General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1. That the board of directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Second Amended and Restated
Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and submitting such amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

          RESOLVED, that the following amendment to the first paragraph of
     Clause FOURTH of the Company's Second Amended and Restated Certificate of
     Incorporation, as amended, be, and hereby is, adopted and approved:

          The first paragraph of Clause FOURTH is hereby deleted in its entirety and the following new Clause FOURTH inserted in lieu thereof: "FOURTH:
          The Corporation is authorized to issue 105,000,000 shares of its capital stock, (i) 100,000,000 of which shall be common stock, $.01 par value per share ("Common Stock"), and (ii) 5,000,000 of which shall be preferred stock, $.01 par value per share ("Preferred
          Stock")."

2. That the pricing committee of the board of directors of the Corporation, acting under proper authority granted by the board of directors of the
Corporation, duly adopted resolutions setting forth a proposed amendment to the
Second Amended and Restated Certificate of Incorporation of the Corporation, as
amended, declaring said amendment to be advisable and submitting such amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

          RESOLVED, that the following amendment to Clause FOURTH of the
     Company's Second Amended and Restated Certificate of Incorporation, as
     amended, be, and hereby is, adopted and approved:

          The following paragraph is hereby inserted in its entirety immediately following the first paragraph of Clause FOURTH: "Effective upon the filing of this Amendment (the "Effective Time"), the issued and outstanding shares of Common Stock of the Corporation will be split in a ratio of ten for one, with the result that each share of Common
          Stock issued and outstanding immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof be reclassified and split into ten shares of Common Stock, par value $0.01 (the "Split")."

3. The forgoing amendments were duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of
Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, JAMES RIVER GROUP, INC. has caused this Amendment to be executed by an authorized officer as of August 9, 2005.

                                      JAMES RIVER GROUP, INC.

                                      By: /s/ J. Adam Abram
                                          --------------------------------------
                                          J. Adam Abram, Chief Executive Officer